Exhibit 4.01

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 5, 2006, by and among Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”) and The Bank of New York Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, N.A., successor in interest to Bank One, N.A., formerly The First National Bank of Chicago, as trustee (the “Trustee”) under the Indenture, dated as of June 10, 1998, between Alberto-Culver and the Trustee (the “Indenture”).

W I T N E S S E T H

WHEREAS, Alberto-Culver has executed and delivered the Indenture, under which there were issued $120,000,000 of aggregate principal amount of Alberto-Culver’s 6.375% Debentures due June 15, 2028 (the “Alberto-Culver Debentures”) in accordance with the terms of the Indenture;

WHEREAS, Alberto-Culver entered into the Investment Agreement, dated as of June 19, 2006 (as amended from time to time, the “Investment Agreement”), among (i) Alberto-Culver, (ii) New Aristotle Company, a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of New Sally (“Merger Sub”), (iii) Sally Holdings, Inc., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Alberto-Culver, (iv) New Sally Holdings, Inc., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Alberto-Culver (“New Sally”) and (v) CDRS Acquisition LLC, a Delaware limited liability company (the “Investor”), which Investment Agreement was filed by Alberto-Culver with the Securities and Exchange Commission as Exhibit 2.02 to its Form 8-K, dated June 22, 2006 (the “Form 8-K”);

WHEREAS, pursuant to the Investment Agreement, Alberto-Culver agreed, among other things and subject to the terms and conditions of the Investment Agreement, to consummate the following transactions: (a) the merger (the “Alberto-Culver Merger”) of Merger Sub with and into Alberto-Culver, whereby each share of common stock, $0.22 par value per share, of Alberto-Culver, will be converted into one share of common stock, par value $0.01 per share, of New Sally (the “New Sally Common Stock”), whereupon Alberto-Culver will be the surviving corporation and Alberto-Culver will become a wholly-owned subsidiary of New Sally; (b) immediately after the effective time of the Alberto-Culver Merger, the conversion of Alberto-Culver into a limited liability company organized under the laws of the State of Delaware (“New Alberto-Culver LLC”), whereby the outstanding shares of Alberto-Culver will be converted into membership interests in New Alberto-Culver LLC; (c) the distribution by New Alberto-Culver LLC of all of the outstanding shares of common stock, no par value, of Sally Holdings, Inc., to New Sally (the “Sally Distribution”); (d) the contribution by New Sally of all of the membership interests of New Alberto-Culver LLC to New Aristotle Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of New Sally (“New Alberto-Culver”); (e) the issuance and sale to Investor of shares of New Sally Class A common stock, $0.01 par value per share; (f) the distribution (the “Share Distribution”) of all of the issued and outstanding shares of common stock of New Alberto-Culver on a pro rata basis to the holders of record of New Sally Common Stock upon the terms and subject to the conditions set forth in the Separation Agreement, dated as of June 19, 2006, between Alberto-Culver, New Sally, Sally and New Alberto-Culver and filed as Exhibit 2.01 to its Form 8-K (the “Separation Agreement”); and (g) prior to the Share Distribution, the payment by New Sally of a special cash dividend to holders of record of New Sally Common Stock upon the terms and subject to the conditions set forth in the Separation Agreement in the amount of $25.00 per share of New Sally Common Stock (the transactions described in the foregoing clauses (a) through (g), the “Transactions”);

WHEREAS, Alberto-Culver has distributed a Consent Solicitation Statement, dated as of September 28, 2006 (the “Consent Solicitation Statement”) and accompanying Letter of Consent (the “Letter of Consent”), to the Holders of the Alberto-Culver Debentures;

WHEREAS, in accordance with Section IX.2 of the Indenture, Alberto-Culver and the Trustee may amend the Indenture by entering into a supplemental indenture with the written consent of the holders of at least a majority in principal amount of the Alberto-Culver Debentures of each Series affected by such supplemental indenture; and

WHEREAS, pursuant to the Consent Solicitation Statement, the Holders of at least a majority in aggregate principal amount of the Alberto-Culver Debentures outstanding (excluding for this purpose any Alberto-Culver

Debentures held by Alberto-Culver or any affiliate of Alberto-Culver) have consented to the amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture, and evidence of such consents has been provided by Alberto-Culver to the Trustee, and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with as of the date hereof.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1.01. DEFINITIONS. Capitalized terms used but not defined in this Supplemental Indenture shall have the specified meanings therefor set forth in the Indenture.

SECTION 1.02. EFFECTIVENESS OF SUPPLEMENTAL INDENTURE. This Supplemental Indenture shall become operative immediately prior to the closing of the Transactions (the “Operative Time”), promptly following which Alberto-Culver will notify the Trustee that such Operative Time has occurred.

SECTION 1.03. CONSENT AND WAIVER. As acknowledged and agreed by the Holders of a majority of the outstanding Alberto-Culver Debentures, by such Holders’ execution and delivery of Consents, such Holders have consented to the Transactions and waive compliance by Alberto-Culver with Section VIII.1 of the Indenture in connection therewith.

SECTION 1.04. ACKNOWLEDGMENT. As acknowledged and agreed by the Holders of a majority of the outstanding Alberto-Culver Debentures, by such Holders’ execution and delivery of Consents, following the consummation of the Transactions, neither New Sally nor any of its subsidiaries shall have any obligation or liability with respect to the Alberto-Culver Debentures and that none of them shall be subject to any covenant or any other term of the Indenture.

SECTION 1.05. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

SECTION 1.06. CONCERNING THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Alberto-Culver. The Trustee enters into this Supplemental Indenture in reliance on delivery of an Officers’ Certificate and Opinion of Counsel, as contemplated by Section IX.3 of the Indenture, and subject to Section VI.1 of the Indenture makes no independent determination that this Supplemental Indenture is authorized or permitted by the Indenture. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. Alberto-Culver agrees to pay all amounts due to the Trustee under Section VI.7 of the Indenture arising under or in connection with this Supplemental Indenture.

SECTION 1.07. GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

SECTION 1.08. EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

SECTION 1.09. COUNTERPARTS. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ Janice Ott Rotunno
Name:	Janice Ott Rotunno
Title:	Vice President